EXHIBIT 4.12

SECURITY AGREEMENT

THIS SECURITY AGREEMENT (as amended, modified, extended, renewed or replaced from time to time, this “Security Agreement”) is entered into as of December 21, 2001 among the parties identified as “Obligors” on the signature pages hereto and such other parties as may become Obligors after the date hereof (individually an “Obligor”, and collectively the “Obligors”) and BANK OF AMERICA, N.A., in its capacity as agent (in such capacity, the “Agent”) for the banks from time to time party to the Credit Agreement described below (the “Banks”).

RECITALS

WHEREAS, pursuant to that certain Credit Agreement (as amended, modified, extended, renewed or replaced from time to time, the “Credit Agreement”) dated as of July 3, 2001 among CNF Inc., a Delaware corporation (the “Borrower”), the Banks identified therein and Bank of America, N.A., as Agent, the Banks have agreed to make Loans and issue Letters of Credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to that Subsidiary Guaranty Agreement (as amended, modified, extended, renewed or replaced from time to time, the “Subsidiary Guaranty Agreement”) dated as of July 3, 2001 among the Borrower, the Subsidiaries of the Borrower identified therein (the “Subsidiary Guarantors”) and the Agent, the Subsidiary Guarantors guarantied the obligations of the Borrower under the Financing Documents upon the terms and subject to the conditions set forth therein;

WHEREAS, pursuant to the First Amendment to Credit Agreement (the “Amendment”) dated as of December 21, 2001, the Required Banks have agreed to certain modifications to the Credit Agreement requested by the Borrower; and

WHEREAS, it is a condition precedent to the effectiveness of the Amendment that the Obligors shall have executed and delivered this Security Agreement to the Agent for the ratable benefit of the Banks.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

(b) The following terms which are defined in the Uniform Commercial Code (the “UCC”) in effect in the State of New York on the date hereof are used herein as so defined: Accessions, Accounts, As-Extracted Collateral, Consumer Goods, Farm Products, Manufactured Home, Proceeds and Standing Timber.

(c) In addition, the following term shall have the following meaning:

“Secured Obligations” means the collective reference to all of the obligations of the Obligors under the Financing Documents, whether now existing or hereafter arising, owing to any Bank or the Agent, howsoever evidenced, created, incurred or acquired, whether primary, secondary, direct, contingent, or joint and several, including, without limitation, all obligations and liabilities incurred in connection with collecting and enforcing the foregoing.

2. Grant of Security Interest in the Collateral. Subject to Section 3 and Section 4 hereof, to secure the prompt payment and performance in full when due, whether by lapse of time, acceleration, mandatory prepayment or otherwise, of the Secured Obligations, each Obligor hereby grants to the Agent, for the benefit of the Banks, a continuing security interest in, and a right to set off against, any and all right, title and interest of such Obligor in and to all Accounts and all Accessions and Proceeds thereof, in each case whether now owned or existing or owned, acquired, or arising hereafter (collectively, the “Collateral”). The Obligors and the Agent, on behalf of the Banks, hereby acknowledge and agree that the security interest created hereby in the Collateral constitutes continuing collateral security for all of the Secured Obligations, whether now existing or hereafter arising.

3. Limitation on Secured Obligations. Notwithstanding anything herein or in any other Financing Document to the contrary, the maximum amount of Secured Obligations secured by the Collateral under this Security Agreement shall at all times be an amount equal to Consolidated Net Tangible Assets. The foregoing limitation and does not in anyway affect the obligations of the Borrower or any Subsidiary Guarantor under the other Financing Documents.

4. Effective Date. Notwithstanding anything in this Security Agreement to the contrary, (a) neither the grants of security interests pursuant to Section 2 hereof, nor any of the covenants, representations and warranties and other agreements contained herein, shall become effective other than during the initial Collateral Period; provided that on the initial Collateral Effective Date such grants of security interests, covenants, representations and warranties and other agreements shall become effective immediately and without any further action on the part of any of the parties hereto and shall remain effective during the initial Collateral Period, and (b) none of the schedules referred to herein shall be required to be completed or delivered to the Agent until the initial Collateral Effective Date; provided that within five (5) Business Days of the initial Collateral Effective Date, such schedules shall delivered to the Agent and thereafter such schedules shall constitute a part of this Security Agreement.

5. Provisions Relating to Accounts.

(a) Anything herein to the contrary notwithstanding, each of the Obligors shall remain liable under each of the Accounts to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise to each such Account. Neither the Agent nor any Bank shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Security Agreement or the receipt by the Agent or any Bank of any payment relating to such Account pursuant hereto, nor shall the Agent or any Bank be obligated in any manner to perform any of the obligations of an Obligor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) After the occurrence and during the continuation of an Event of Default, (i) the Agent shall have the right, but not the obligation, to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and the Obligors shall furnish all such assistance and information as the Agent may require in connection with such test verifications, (ii) upon the Agent’s request and at the expense of the Obligors, the Obligors shall cause independent public accountants or others satisfactory to the Agent to furnish to the Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts and (iii) the Agent in its own name or in the name of others may communicate with account debtors on the Accounts to verify with them to the Agent’s satisfaction the existence, amount and terms of any Accounts.

6. Representations and Warranties. Each Obligor hereby represents and warrants to the Agent, for the benefit of the Banks, that so long as this Security Agreement is in effect:

(a) Legal Name and Location of Obligor; Location of Chief Executive Office.

(i) Such Obligor’s exact legal name and state of formation is (and for the past four months has been) as set forth on Schedule 6(a) attached hereto (except for any change permitted by Section 7(b)).

(ii) Such Obligor has not in the past four months changed its name, been party to a merger or consolidation or used any tradename other than (i) as set forth on Schedule 6(a) attached hereto and (ii) as permitted by Section 7(b).

(iii) On each Collateral Effective Date, such Obligor’s chief executive office location is (and for the past four months has been) as set forth on Schedule 6(a) (as supplemented from time to time so long as no prior UCC filings exist in any such jurisdiction).

(c) Ownership. Such Obligor is the legal and beneficial owner of the Collateral that it purports to own and such Obligor has the right to pledge, sell, assign or transfer the Collateral.

(d) Security Interest/Priority. This Security Agreement creates a valid security interest in favor of the Agent, for the benefit of the Banks, in the Collateral of such Obligor and, when properly perfected by filing or otherwise, shall constitute a valid first priority, perfected security interest in such Collateral, to the extent such security interest can be perfected by filing or otherwise under the UCC, free and clear of all Liens except for Liens permitted under Section 5.09 of the Credit Agreement.

(e) Types of Collateral. None of the Collateral consists of, or is the Proceeds of, (i) As-Extracted Collateral, (ii) Consumer Goods, (iii) Farm Products, (iv) Manufactured Homes, or (v) Standing Timber.

(f) Restrictions on Security Interest. None of the Obligors is party to any material license or any material lease that contains legally enforceable restrictions on the granting of the security interests herein in accordance with the provisions hereof.

(g) Binding Agreement. This Security Agreement has been duly authorized, executed and delivered by the Obligors and constitutes a legal, valid and binding obligation of the Obligors enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy or insolvency laws or by general principles of equity.

7. Covenants. Each Obligor covenants that, so long as this Security Agreement is in effect:

(a) Other Liens. Defend the Collateral against the claims and demands of all other parties claiming an interest therein and keep the Collateral free from all Liens, except for Liens permitted under Section 5.09 of the Credit Agreement.

(b) Changes in Corporate Structure or Location. Not, without providing 10 days prior written notice to the Agent, (a) alter its corporate existence or, in one transaction or a series of transactions, merge into or consolidate with any other entity, or sell all or substantially all of its assets, (b) change its state of incorporation or formation, (c) change it registered corporate name or (d) use any tradename.

(c) Filing of Financing Statements, Notices, etc. Each Obligor hereby authorizes the Agent, during any Collateral Period, to prepare and file such financing statements (including renewal statements) or amendments thereof or supplements thereto or other instruments as the Agent may from time to time deem necessary or appropriate in order to perfect and maintain the security interests granted hereunder in accordance with the UCC. Each Obligor shall also execute and deliver to the Agent such agreements, assignments or instruments (including affidavits, notices, reaffirmations and amendments and restatements of existing documents) as the Agent may reasonably request and do all such other things as the Agent may reasonably deem necessary or appropriate (i) to assure to the Agent its security interests hereunder, (ii) to consummate the transactions contemplated hereby and (iii) to otherwise protect and assure the Agent of its rights and interests hereunder. To that end, each Obligor hereby irrevocably makes, constitutes and appoints the Agent, its nominee or any other person whom the Agent may designate, as such Obligor’s attorney-in-fact with full power and for the limited purpose, during any Collateral Period, to sign in the name of such Obligor any such notices or similar documents which in the Agent’s reasonable discretion would be necessary, appropriate or convenient in order to perfect and maintain perfection of the security interests granted hereunder, such power, being coupled with an interest, being and remaining irrevocable so long as this Security Agreement is in effect. Each Obligor hereby agrees that a carbon, photographic or other reproduction of this Security Agreement or any such financing statement is sufficient for filing as a financing statement by the Agent without notice thereof to such Obligor wherever the Agent may in its sole discretion desire to file the same. In the event for any reason the law of any jurisdiction other than New York becomes or is applicable to the Collateral of any Obligor or any part thereof, or to any of the Secured Obligations, such Obligor agrees to execute and deliver all such instruments and to do all such other things as the Agent in its sole discretion reasonably deems necessary or appropriate to preserve, protect and enforce the security interests of the Agent under the law of such other jurisdiction (and, if an Obligor shall fail to do so promptly upon the request of the Agent, then the Agent may execute any and all such requested documents on behalf of such Obligor pursuant to the power of attorney granted hereinabove).

(d) Treatment of Accounts. During any Collateral Period, not grant or extend the time for payment of any material amount of Accounts, or compromise or settle any material amount of Accounts for less than the full amount thereof, or release any person or property, in whole or in part, from payment thereof, or allow any credit or discount thereon, other than as normal and customary in the ordinary course of an Obligor’s business.

(e) Delivery of Instruments and Chattel Paper. Promptly upon the occurrence of an Event of Default, each Obligor shall deliver to the Agent all Instruments and Chattel Paper evidencing any Account of such Obligor, duly endorsed in a manner satisfactory to the Collateral Agent.

8. Advances by Banks. After the occurrence and during the continuance of an Event of Default, on failure of any Obligor to perform any of the covenants or agreements contained herein, the Agent may, at its sole option and in its reasonable discretion, perform the same and in so doing may expend such sums as the Agent may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Agent or the Banks may make for the protection of the security interest hereof or may be compelled to make by operation of law. All such sums and amounts so expended shall be repayable by the Obligors on a joint and several basis promptly upon timely notice thereof and demand therefor, shall constitute additional Secured Obligations and shall bear interest from the date said amounts are expended at the default rate specified in Section 2.07(a) of the Credit Agreement for Base Rate Loans. No such performance of any covenant or agreement by the Agent or the Banks on behalf of any Obligor, and no such advance or expenditure therefor, shall relieve the Obligors of any default under the terms of this Security Agreement, the other Financing Documents.

9. Events of Default. The occurrence of an event which under the Credit Agreement would constitute an Event of Default shall be an Event of Default hereunder (an “Event of Default”).

10. Remedies.

(a) General Remedies. Upon the occurrence of an Event of Default and during the continuation thereof, the Banks shall have, in addition to the rights and remedies provided herein, in the Financing Documents or by law (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, the Agent may, with or without judicial process or the aid and assistance of others, without demand and without advertisement, notice, hearing or process of law, all of which each of the Obligors hereby waives to the fullest extent permitted by law, at any place and time or times, sell and deliver any or all Collateral held by or for it at public or private sale, by one or more contracts, in one or more parcels, for cash, upon credit or otherwise, at such prices and upon such terms as the Agent deems advisable, in its sole discretion (subject to any and all mandatory legal requirements). Neither the Agent’s compliance with any applicable state or federal law in the conduct of such sale, nor its disclaimer of any warranties relating to the Collateral, shall be considered to adversely affect the commercial reasonableness of such sale. In addition to all other sums due the Agent and the Banks with respect to the Secured Obligations, the Obligors shall pay the Agent and each of the Banks all reasonable costs and expenses incurred by the Agent or any such Bank, including, but not limited to, reasonable attorneys’ fees and court costs, in obtaining or liquidating the Collateral, in enforcing its rights under this Security Agreement, or in the prosecution or defense of any action or proceeding by or against the Agent or the Banks or the Obligors concerning any matter arising out of or connected with this Security Agreement or any Collateral, including, without limitation, any of the foregoing arising in or under or related to a case under the Bankruptcy Code. To the extent the rights of notice cannot be legally waived hereunder, each Obligor agrees that any requirement of reasonable notice shall be met if such notice is personally served on or mailed postage prepaid to the Borrower in accordance with the notice provisions of Section 9.01 of the Credit Agreement at least 10 days before the time of sale or other event giving rise to the requirement of such notice. The Agent and the Banks shall not be obligated to make any sale or other disposition of the Collateral regardless of notice having been given. To the extent permitted by applicable law, any Bank may be a purchaser at any such sale. To the extent permitted by applicable law, each of the Obligors hereby waives all of its rights of redemption with respect to any such sale. Subject to the provisions of applicable law, the Agent and the Banks may postpone or cause the postponement of the sale of all or any portion of the Collateral by announcement at the time and place of such sale, and such sale may, without further notice, to the extent permitted by law, be made at the time and place to which such sale was postponed, or the Agent and the Banks may further postpone such sale by announcement made at such time and place.

(b) Remedies relating to Accounts. Upon the occurrence of an Event of Default and during the continuation thereof, whether or not the Agent has exercised any or all of its rights and remedies hereunder, (i) each Obligor will promptly upon request of the Agent instruct all account debtors to remit all payments in respect of Accounts to a mailing location selected by the Agent, (ii) the Agent or its designee may notify any Obligor’s customers and account debtors that the Accounts of such Obligor have been assigned to the

Agent or of the Agent’s security interest therein, and may (either in its own name or in the name of an Obligor or both) demand, collect (including without limitation by way of a lockbox arrangement), receive, take receipt for, sell, sue for, compound, settle, compromise and give acquittance for any and all amounts due or to become due on any Account, and, in the Agent’s discretion, file any claim or take any other action or proceeding to protect and realize upon the security interest of the Banks in the Accounts and (iii) the Agent shall have the right to enforce any Obligor’s rights against any account debtors and obligors on such Obligor’s Accounts. The Agent and the Banks shall have no liability or responsibility to any Obligor for acceptance of a check, draft or other order for payment of money bearing the legend “payment in full” or words of similar import or any other restrictive legend or endorsement or be responsible for determining the correctness of any remittance. Each Obligor hereby agrees to indemnify the Agent and the Banks from and against all liabilities, damages, losses, actions, claims, judgments, costs, expenses, charges and reasonable attorneys’ fees suffered or incurred by the Agent or the Banks (each, an “Indemnified Party”) because of the maintenance of the foregoing arrangements except as relating to or arising out of the gross negligence or willful misconduct of an Indemnified Party or its officers, directors, employees, counsel or agents. In the case of any investigation, litigation or other proceeding, the foregoing indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by an Obligor, its directors, shareholders or creditors or an Indemnified Party or any other Person or any other Indemnified Party is otherwise a party thereto.

(c) Access. In addition to the rights and remedies hereunder, upon the occurrence of an Event of Default and during the continuation thereof, the Agent shall have the right to enter and remain upon the various premises of the Obligors without cost or charge to the Agent, and use the same, together with materials, supplies, books and records of the Obligors, for the purpose of collecting and liquidating the Collateral, or for preparing for sale and conducting the sale of the Collateral, whether by foreclosure, auction or otherwise.

(d) Nonexclusive Nature of Remedies. Failure by the Agent or the Banks to exercise any right, remedy or option under this Security Agreement, any other Financing Document or as provided by law, or any delay by the Agent or the Banks in exercising the same, shall not operate as a waiver of any such right, remedy or option. No waiver hereunder shall be effective unless it is in writing, signed by the party against whom such waiver is sought to be enforced and then only to the extent specifically stated therein, which in the case of the Agent or the Banks shall only be granted as provided herein. To the extent permitted by law, neither the Agent, the Banks, nor any party acting as attorney for the Agent or the Banks, shall be liable hereunder for any acts or omissions or for any error of judgment or mistake of fact or law other than their gross negligence or willful misconduct hereunder. The rights and remedies of the Agents and the Banks under this Security Agreement shall be cumulative and not exclusive of any other right or remedy which the Agent or the Banks may have.

(e) Retention of Collateral. The Agent may, after providing the notices required by Sections 9-620 and 9-621 of the UCC or otherwise complying with the requirements of the applicable law of the relevant jurisdiction, accept or retain the Collateral in satisfaction of the Secured Obligations. Unless and until the Agent shall have provided such notices, however, the Agent shall not be deemed to have retained any Collateral in satisfaction of any Secured Obligations for any reason.

(f) Deficiency. In the event that the proceeds of any sale, collection or realization are insufficient to pay all amounts to which the Agent or the Banks are legally entitled, the Obligors shall be jointly and severally liable for the deficiency, together with interest thereon at the default rate specified in Section 2.07(a) of the Credit Agreement for Base Rate Loans, together with attorneys’ fees and other costs with respect to collecting such deficiency. Any surplus remaining after the full payment and satisfaction of the Secured Obligations shall be returned to the Obligors or to whomsoever a court of competent jurisdiction shall determine to be entitled thereto.

11. Rights of the Agent.

(a) Power of Attorney. In addition to other powers of attorney contained herein, each Obligor hereby designates and appoints the Agent, on behalf of the Banks, and each of its designees or agents, as attorney-in-fact of such Obligor, irrevocably and with power of substitution, with authority to take any or all of the following actions upon the occurrence and during the continuation of an Event of Default:

(i) to demand, collect, settle, compromise, adjust, and give discharges and releases concerning the Collateral of such Obligor, all as the Agent may reasonably determine;

(ii) to commence and prosecute any actions at any court for the purposes of collecting any Collateral and enforcing any other right in respect thereof;

(iii) to defend, settle or compromise any action brought and, in connection therewith, give such discharge or release as the Agent may deem reasonably appropriate;

(iv) receive, open and dispose of mail addressed to an Obligor and endorse checks, notes, drafts, acceptances, money orders or other instruments or documents evidencing payment securing or relating to such Collateral, on behalf of and in the name of such Obligor;

(v) sell, assign, transfer, make any agreement in respect of, or otherwise deal with or exercise rights in respect of, any Collateral or the goods or services which have given rise thereto, as fully and completely as though the Agent were the absolute owner thereof for all purposes;

(vi) adjust and settle claims under any insurance policy relating to the Collateral;

(vii) execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, security agreements, affidavits, notices and other agreements, instruments and documents that the Agent may determine necessary in order to perfect and maintain the security interests and liens granted in this Security Agreement and in order to fully consummate all of the transactions contemplated therein;

(viii) institute any foreclosure proceedings that the Agent may deem appropriate; and

(ix) do and perform all such other acts and things as the Agent may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and shall be irrevocable for so long as this Security Agreement is in effect. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Security Agreement, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct. This power of attorney is conferred on the Agent solely to protect, preserve and realize upon its security interest in the Collateral.

(b) Assignment by the Agent. The Agent may from time to time, subject to the provisions of the Credit Agreement, assign the Secured Obligations or any portion thereof and/or the Collateral or any portion thereof to a successor Agent appointed under the provisions of the Credit Agreement, and the assignee shall be entitled to all of the rights and remedies of the Agent under this Security Agreement in relation thereto.

(c) The Agent’s Duty of Care. Other than the exercise of reasonable care to ensure the safe custody of the Collateral while being held by the Agent hereunder, the Agent shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Obligors shall be responsible for preservation of all rights in the Collateral, and the Agent shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Obligors. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, which shall be no less than the treatment employed by a reasonable and prudent agent in the industry, it being understood that the Agent shall not have responsibility for taking any necessary steps to preserve rights against any parties with respect to any of the Collateral. In the event of a public or private sale of Collateral pursuant to Section 10 hereof, the Agent shall have no obligation to clean-up, repair or otherwise prepare the Collateral for sale.

12. Application of Proceeds. Upon the occurrence and during the continuation of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of the Collateral, when received by the Agent or any of the Banks in cash or its equivalent, will be applied in reduction of the Secured Obligations in the order set forth in the Credit Agreement, and each Obligor irrevocably waives the right to direct the application of such payments and proceeds and acknowledges and agrees that the Agent shall have the continuing and exclusive right to apply and reapply any and all such payments and proceeds in the Agent’s sole discretion, notwithstanding any entry to the contrary upon any of its books and records.

13. Attorneys’ Fees. If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Agent employs counsel to prepare or consider amendments, waivers or consents with respect to this Security Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Security Agreement or relating to the Collateral, or to protect the Collateral or exercise any rights or remedies under this Security Agreement or with respect to the Collateral, then the Obligors agree to promptly pay upon demand any and all reasonable attorneys’ fees of the Agent or the Banks, all of which attorneys’ fees shall constitute Secured Obligations hereunder.

14. Continuing Agreement.

(a) This Security Agreement shall be a continuing agreement in every respect and shall remain in full force and effect during the initial Collateral Period so long as any of the Secured Obligations remain outstanding (other than any such obligations which by the terms thereof are stated to survive termination of the Financing Documents) or any Financing Document is in effect or any Letter of Credit shall remain outstanding (other than any Letter of Credit that has been collateralized in a manner reasonably acceptable to the Agent) and until all of the Commitments thereunder shall have terminated or until the amount of Secured Obligations secured by the Collateral under this Security Agreement has been satisfied with the proceeds of the Collateral. Upon the initial Collateral Termination Date or upon such payment and termination, this Security Agreement shall cease to be effective and the Agent and the Banks shall, upon the request and at the expense of the Obligors, forthwith release all of their liens and security interests hereunder and shall execute and deliver all UCC termination statements and/or other documents reasonably requested by the Obligors evidencing such termination. Notwithstanding the foregoing all releases and indemnities provided hereunder shall survive termination of this Security Agreement.

(b) During each Collateral Period, this Security Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Agent or any Bank as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements) incurred by the Agent or any Bank in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

15. Amendments and Waivers. Any provision of this Security Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks or the Agent on behalf of the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Banks directly affected thereby, release all or substantially all of the Collateral (a sharing of the Collateral with the holders of other Debt of the Borrower and its Subsidiaries in the event the Agent requires additional collateral pursuant to Section 5.19(b) of the Credit Agreement shall not be deemed a release of Collateral for purposes of this Section 15).

16. Successors in Interest; Liability of Agent. This Security Agreement shall create a continuing security interest in the Collateral and shall be binding upon each Obligor, its successors and assigns and shall inure, together with the rights and remedies of the Agent and the Banks hereunder, to the benefit of the Agent and the Banks and their successors and permitted assigns; provided, however, that none of the Obligors may assign its rights or delegate its duties hereunder without the prior written consent of each Bank or the Required Banks, as required by the Credit Agreement. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith in the absence of its own gross negligence or willful misconduct.

17. Notices. All notices required or permitted to be given under this Security Agreement shall be in conformity with Section 9.01 of the Credit Agreement.

18. Counterparts/Telecopy. This Security Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Security Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts of this Security Agreement by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

19. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Security Agreement.

20. Governing Law; Submission to Jurisdiction. This Security Agreement shall be governed by and construed in accordance with the laws of the State of New York. Each Obligor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Security Agreement or the transactions contemplated thereby. Each Obligor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

21. Waiver of Jury Trial. EACH PARTY TO THIS SECURITY AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS SECURITY AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS SECURITY AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

22. Severability. If any provision of this Security Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

23. Entirety. This Security Agreement and the other Financing Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Financing Documents or the transactions contemplated herein and therein.

24. Survival. All representations and warranties of the Obligors hereunder shall survive the execution and delivery of this Security Agreement, the other Financing Documents, the delivery of the Notes, the making of the Loans and the issuance of the Letters of Credit under the Credit Agreement.

25. Other Security. To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real property and securities owned by an Obligor), or by a guarantee, endorsement or property of any other Person, then the Agent and the Banks shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence of any Event of Default, and the Agent and the Banks have the right, in their sole discretion, to determine which rights, security, liens, security interests or remedies the Agent and the Banks shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Agent’s and the Banks’ rights or the Secured Obligations under this Security Agreement or under any other of the Financing Documents.

26. Joint and Several Obligations of Obligors.

(a) Each of the Obligors is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Banks under the Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Obligors and in consideration of the undertakings of each of the Obligors to accept joint and several liability for the obligations of each of them.

(b) Each of the Obligors jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Obligors with respect to the payment and performance of all of the Secured Obligations arising under this Security Agreement and the other Financing Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Obligors without preferences or distinction among them.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Financing Documents, to the extent the obligations of an Obligor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of each Obligor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code).

27. Rights of Required Banks. All rights of the Agent hereunder, if not exercised by the Agent, may be exercised by the Required Banks.

Each of the parties hereto has caused a counterpart of this Security Agreement to be duly executed and delivered as of the date first above written.

OBLIGORS:	CNF INC., a Delaware corporation

	By:	/s/ MARK C. THICKPENNY
	Name:	Mark C. Thickpenny
	Title:	Vice President – Treasurer

CON-WAY TRANSPORTATION SERVICES,INC., a Delaware corporation

	By:	/s/ MARK C. THICKPENNY
	Name:	Mark C. Thickpenny
	Title:	Assistant Treasurer

EMERY AIR FREIGHT CORPORATION, a Delaware corporation

	By:	/s/ MARK C. THICKPENNY
	Name:	Mark C. Thickpenny
	Title:	Assistant Treasurer

MENLO LOGISTICS, INC., a Delaware corporation

	By:	/s/ MARK C. THICKPENNY
	Name:	Mark C. Thickpenny
	Title:	Assistant Treasurer

AGENT:	BANK OF AMERICA, N.A., as Agent

	By:	/s/ CHAS A. MCDONELL
	Name:	Chas A. McDonell
	Title:	Managing Director

Schedule 6(a)

Legal Name, State of Formation, Chief Executive Office Location,

Mergers and Consolidations and Tradenames

[to be completed and attached upon the occurrence of a Collateral Effective Date]